Ex-99.3 a)

April 13, 1999


Ms. Frances Okougbo
Norwest Bank
11000 Broken Land Parkway
Columbia, MD 21044


Dear Ms. Okougbo:

         RE: Servicing Agreement Compliance and Annual Officer Certification Bear Stearns 1998-5

PLEASE BE ADVISED THAT PURSUANT TO OUR SERVICING DEPARTMENT CONCURRENCE, THE FOLLOWING AREAS HAVE BEEN CERTIFIED FOR THE CALENDAR YEAR OF 1998.

o All taxes and rents and special, assessments that may become a line upon the property and which became due in the last calendar year has been paid. This also includes verifications of payment with taxing authorities for non-impound accounts.

o All insurance premiums for flood or other casualty insurance; and FHA premiums or Private Mortgage Insurance premiums on conventional loans have been paid, and all policies as required are in full force.

o Inspections have been made monthly on all delinquent, foreclosed or otherwise vacant properties and any other property we have reason to believe requires an inspection.

o Analysis has been made to ensure sufficient monies are being collected in escrow for the current year.

o All information returns have been provided to the Internal Revenue Service as required an activity relating to Mortgage's serviced during the last calendar year.

o A "Year 2000" plan has been adopted to meet the business-wide risks posed by the millennium date change.

o All interest and/or monthly payment adjustments for ARMS and GPM loans have been made in accordance with the mortgage terms. Timely and proper notice of such changes was provided to the mortgagors.

o        Blanket Bond and Errors & Omission policies are in full force.

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                          ANNUAL OFFICER CERTIFICATION
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To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the preceding year has been conducted in compliance with all other provisions of the Servicing Agreement(s). Any exceptions to this certification will be on an attachment along with explanations concerning their completion. If no attachment is sent, it should be considered that
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there are not exceptions.
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By: /s/  Allene Cahill
    ---------------------------------------
         Allene Cahill, Operations Manager

Ex-99.3 b)

                              OFFICER'S CERTIFICATE
                MORTGAGE PASS-THROUGH CERTIFICATES SERIES 1998-5

Pursuant to Section 1998-5 of the Pooling and Servicing Agreement dated April 1, 1998, between Bear Stearns Mortgage Securities Inc. Seller and Norwest Bank Minnesota, National Association, Trustee Chase Manhattan Mortgage Corporation hereby provides the following Officer's Certificate:

                           i) a review of the activities of the Servicer during
the preceding calendar year and of its performance under this Agreement has been made under such officers' supervision.

                           ii) to the best of such officers' knowledge, based on
such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year or, if there has been a default in the fulfillment of any such obligation, specifying each such default know to such officer and the nature and status thereof.

/s/ Lucy P. Gambino                              /s/ Susan Christman
--------------------------                       ------------------------------
Lucy P. Gambino                                  Susan Christman
Vice President                                   Assistant Treasurer

April 14, 1999